Exhibit 99.1

Heidrick & Struggles Reports First Quarter 2024 Results

Quarterly Revenue of $265 Million, 11% Year Over Year Growth
Maintains Strong Profitability with Diluted EPS of $0.67
Declares $0.15 Per Share Cash Dividend

CHICAGO, May 6, 2024 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles”, “Heidrick” or the “Company”) announced financial results for its first quarter ended March 31, 2024.

First Quarter Highlights:

•Net revenue of $265.2 million increased 11% year over year
•Adjusted EBITDA of $25.9 million
•Adjusted EBITDA margin was 9.8%
•Net income was $14.0 million and diluted earnings per share was $0.67

“During the first quarter we generated double-digit top line growth achieving the high end of our guidance range with solid margin performance,” stated CEO Tom Monahan. “For the clients we serve, more than ever before, driving great corporate performance requires discovering, accessing, evaluating and enabling exceptional leadership. During my first two months as CEO, I have come to fully appreciate the vast market opportunity we have in front of us given the vital and expanding nature of the client needs we address, and our inherent strengths including our strong collection of intellectual property and people, trust in the Heidrick brand and our deep relationships at the c-suite and board levels.”

“Looking ahead, it is clear we need to more consistently and forcefully use these tremendous assets to create value for our clients, people and shareholders. Together with our leadership team, I am tightly focused on empowering our highly talented people to effectively meet client needs through clearer offer strategies, an intense focus on organic service innovation and even more robust technology.”

2024 First Quarter Results

Consolidated net revenue of $265.2 million included the acquisition of Atreus Group GmbH (“Atreus”) completed on February 1, 2023 and the acquisition businessfourzero completed on April 1, 2023. Consolidated net revenue was $239.3 million in the 2023 first quarter. The Company experienced revenue growth in On-Demand Talent, Heidrick Consulting, and Executive Search in the Americas and Europe, partially offset by a decrease in Executive Search in Asia Pacific.

Adjusted EBITDA was $25.9 million compared to $25.6 million in the 2023 first quarter. Adjusted EBITDA margin was 9.8%, compared to 10.7% in the 2023 first quarter. In Executive Search, Adjusted EBITDA was $48.4 million compared to $47.8 million in the prior year period. In On-Demand Talent, Adjusted EBITDA was a loss of $0.9 million versus a loss of $1.3 million in the prior year period. In Heidrick Consulting, Adjusted EBITDA was a loss of $2.0 million compared to a loss of $2.8 million in the prior year period.

Net income was $14.0 million and diluted earnings per share was $0.67, with an effective tax rate of 38.8% driven by the non-deductibility of earnout expense associated with the acquisitions of Atreus and businessfourzero. This compares to net income of $15.6 million and diluted earnings per share of $0.76, with an effective tax rate of 31.7%, in the 2023 first quarter.

Executive Search net revenue of $201.5 million increased 5.8% compared to net revenue of $190.5 million in the 2023 first quarter. Excluding the impact of exchange rate fluctuations, which positively impacted results by 0.2%, or $0.5 million, net revenue increased 5.5%, or $10.5 million from the 2023 first quarter. Net revenue increased 7.3% in the Americas (up 7.1% on a constant currency basis), increased 6.6% in Europe (up 4.3% on a constant currency basis), and decreased 3.7% in Asia Pacific (down 0.9% on a constant currency basis) when compared to the prior year first quarter. All practice groups, except for Consumer and Industrial, exhibited growth over the prior year period.

The Company had 424 Executive Search consultants at March 31, 2024, compared to 432 at March 31, 2023. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.9 million compared to $1.8 million in the 2023 first quarter, reflecting a lower number of consultants combined with higher revenue. Average revenue per executive search was approximately $136,000 compared to $124,000 in the prior year period. The number of search confirmations decreased 3.2% compared to the year-ago period.

On-Demand Talent net revenue of $37.9 million increased 21.7% compared to net revenue of $31.1 million in the 2023 first quarter, primarily due to the acquisition of Atreus. Foreign exchange rate fluctuations positively impacted results by $0.3 million, or 0.8%.

Heidrick Consulting net revenue of $25.9 million increased 46.0% compared to net revenue of $17.7 million in the 2023 first quarter due to the acquisition of businessfourzero and increases in leadership assessment and development engagements. Excluding the impact of exchange rate fluctuations, which positively impacted results by 2.2%, or $0.4 million, Heidrick Consulting net revenue increased 43.8%, or $7.8 million, compared to the prior year period. The Company had 95 Heidrick Consulting consultants at March 31, 2024, compared to 78 at March 31, 2023.

Consolidated salaries and benefits increased $15.6 million, or 9.8%, to $174.4 million compared to $158.9 million in the 2023 first quarter and include the acquisitions of Atreus and businessfourzero. Year-over-year, fixed compensation expense increased $5.4 million due to increases in base salaries and payroll taxes, as well as increases in talent acquisition and retention costs, stock compensation, separation expense and expenses related to the deferred compensation plan, partially offset by a decrease in retirement and benefits. Variable compensation increased $10.2 million due to an increase in consultant production. Salaries and benefits expense was 65.8% of net revenue for the quarter, compared to 66.4% in the 2023 first quarter.

General and administrative expenses increased $7.0 million, or 20.5%, to $41.4 million compared to $34.3 million in the 2023 first quarter and include the acquisitions of Atreus and businessfourzero. The increase was due to increases in business development travel, office occupancy costs, intangible amortization and accretion, marketing expenses, hiring fees, bad debt, and taxes and licenses costs, partially offset by a decrease in insurance and bank fees. As a percentage of net revenue, general and administrative expenses were 15.6% for the 2024 first quarter compared to 14.3% in the 2023 first quarter.

The Company’s cost of services was $27.4 million, or 10.3% of net revenue for the quarter, compared to $22.8 million, or 9.5% of net revenue in the 2023 first quarter. This primarily related to an increase in the volume of On-Demand Talent projects driven by the acquisition of Atreus.

The Company’s research and development expenses were $5.7 million, or 2.2%, of net revenue for the quarter compared to $5.5 million, or 2.3%, of net revenue for the first quarter 2023.

Net cash used in operating activities was $203.4 million, compared to net cash used by operating activities of $337.0 million in the 2023 first quarter. Cash, cash equivalents and marketable securities at March 31, 2024 was $252.8 million compared to $204.7 million at March 31, 2023 and $478.2 million at December 31, 2023. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first half of the year following the year in which they are earned.

Dividend

The Board of Directors declared a 2024 first quarter cash dividend of $0.15 per share payable on May 23, 2024, to shareholders of record at the close of business on May 16, 2024.

2024 Second Quarter Outlook

The Company expects 2024 second quarter consolidated net revenue of between $255 million and $275 million, while acknowledging that continued fluidity in external factors, such as the foreign exchange and interest rate environments, foreign conflicts, inflation and macroeconomic constraints on pricing actions, may impact quarterly results. In addition, this outlook is based on the average currency rates in March 2024 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, consultant retention, and the seasonality of the business along with the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its first quarter results today, May 6, 2024 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (800) 715-9871 or (646) 307-1963, conference ID# 4805686. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 70 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

Non-GAAP financial measures used within this earnings release are Adjusted EBITDA, Adjusted EBITDA margin, and consolidated net revenue excluding the impact of exchange rate fluctuations (referred to as on a constant currency basis). These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted EBITDA refers to net income before interest, taxes, depreciation and amortization, as adjusted, to the extent they occur, for earnout accretion, earnout fair value adjustments, contingent compensation, deferred compensation plan income or expense, certain reorganization costs, impairment charges and restructuring charges.

Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the second quarter of 2024. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “aim” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted or implied in the forward-looking statements include, among other things, our ability to attract, integrate, develop, manage, retain and motivate qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; our clients’ ability to restrict us from recruiting their employees; our heavy reliance on information management systems; risks arising from our implementation of new technology and intellectual property to deliver new products and services to our clients; our dependence on third parties for the execution of certain critical functions; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; any challenges to the classification of our on-demand talent as independent contractors; the fact that increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks could pose a risk to our systems, networks, solutions, services and data; the fact that our net revenue may be affected by adverse macroeconomic or labor market conditions, including impacts of inflation and effects of geopolitical instability; the aggressive competition we face; the impact of foreign currency exchange rate fluctuations; our ability to access additional credit; social, political, regulatory, legal and economic risks in markets where we operate, including the impact of the ongoing war in Ukraine and the conflict in Israel and the Gaza strip, the risks of an expansion or escalation of those conflicts and our ability to quickly and completely recover from any disruption to our business; unfavorable tax law changes and tax authority rulings; our ability to realize the benefit of our net deferred tax assets; the fact that we may not be able to align our cost structure with net revenue; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to maintain an effective system of disclosure controls and internal control over our financial reporting and produce accurate and timely financial statements; our ability to execute and integrate future acquisitions; and the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2023, under the heading "Risk Factors" in Item 1A. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Bianca Wilson, Director of Public Marketing
bwilson@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$265,197	$239,317	$25,880	10.8%
Reimbursements	3,901	2,802	1,099	39.2%
Total revenue	269,098	242,119	26,979	11.1%

Operating expenses
Salaries and benefits	174,413	158,859	15,554	9.8%
General and administrative expenses	41,363	34,327	7,036	20.5%
Cost of services	27,432	22,832	4,600	20.1%
Research and development	5,715	5,528	187	3.4%
Reimbursed expenses	3,901	2,802	1,099	39.2%
Total operating expenses	252,824	224,348	28,476	12.7%

Operating income	16,274	17,771	(1,497)	(8.4)%

Non-operating income
Interest, net	4,086	3,249
Other, net	2,571	1,809
Net non-operating income	6,657	5,058

Income before income taxes	22,931	22,829

Provision for income taxes	8,899	7,243

Net income	14,032	15,586

Other comprehensive income (loss), net of tax	(4,091)	443

Comprehensive income	$9,941	$16,029

Weighted-average common shares outstanding
Basic	20,144	19,904
Diluted	21,040	20,569

Earnings per common share
Basic	$0.70	$0.78
Diluted	$0.67	$0.76

Salaries and benefits as a % of net revenue	65.8%	66.4%
General and administrative expenses as a % of net revenue	15.6%	14.3%
Cost of services as a % of net revenue	10.3%	9.5%
Research and development as a % of net revenue	2.2%	2.3%
Operating income margin	6.1%	7.4%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	$ Change	% Change	2024 Margin[1]	2023 Margin[1]
Revenue
Executive Search
Americas	$136,679	$127,327	$9,352	7.3%
Europe	41,481	38,931	2,550	6.6%
Asia Pacific	23,321	24,229	(908)	(3.7)%
Total Executive Search	201,481	190,487	10,994	5.8%
On-Demand Talent	37,857	31,117	6,740	21.7%
Heidrick Consulting	25,859	17,713	8,146	46.0%
Revenue before reimbursements (net revenue)	265,197	239,317	25,880	10.8%
Reimbursements	3,901	2,802	1,099	39.2%
Total revenue	$269,098	$242,119	$26,979	11.1%

Adjusted EBITDA
Executive Search
Americas	$41,871	$42,124	$(253)	(0.6)%	30.6%	33.1%
Europe	3,353	2,081	1,272	61.1%	8.1%	5.3%
Asia Pacific	3,195	3,567	(372)	(10.4)%	13.7%	14.7%
Total Executive Search	48,419	47,772	647	1.4%	24.0%	25.1%
On-Demand Talent	(921)	(1,347)	426	31.6%	(2.4)%	(4.3)%
Heidrick Consulting	(2,027)	(2,795)	768	27.5%	(7.8)%	(15.8)%
Total segments	45,471	43,630	1,841	4.2%	17.1%	18.2%
Research and Development	(4,925)	(5,251)	326	6.2%	(1.9)%	(2.2)%
Global Operations Support	(14,678)	(12,752)	(1,926)	(15.1)%	(5.5)%	(5.3)%
Total Adjusted EBITDA	$25,868	$25,627	$241	0.9%	9.8%	10.7%

1 Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023

Current assets
Cash and cash equivalents	$252,831	$412,618
Marketable securities	—	65,538
Accounts receivable, net	172,953	133,128
Prepaid expenses	31,426	23,597
Other current assets	48,865	47,923
Income taxes recoverable	5,957	10,410
Total current assets	512,032	693,214

Non-current assets
Property and equipment, net	40,452	35,752
Operating lease right-of-use assets	85,053	86,063
Assets designated for retirement and pension plans	10,854	11,105
Investments	54,835	47,287
Other non-current assets	16,680	17,071
Goodwill	200,089	202,252
Other intangible assets, net	18,305	20,842
Deferred income taxes	27,170	28,005
Total non-current assets	453,438	448,377

Total assets	$965,470	$1,141,591

Current liabilities
Accounts payable	$19,776	$20,837
Accrued salaries and benefits	133,735	322,744
Deferred revenue	47,377	45,732
Operating lease liabilities	20,351	21,498
Other current liabilities	24,449	21,823
Income taxes payable	6,190	6,057
Total current liabilities	251,878	438,691

Non-current liabilities
Accrued salaries and benefits	50,263	52,108
Retirement and pension plans	69,572	62,100
Operating lease liabilities	78,050	78,204
Other non-current liabilities	41,152	41,808
Deferred income taxes	5,770	6,402
Total non-current liabilities	244,807	240,622

Total liabilities	496,685	679,313

Stockholders’ equity	468,785	462,278

Total liabilities and stockholders’ equity	$965,470	$1,141,591

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows - operating activities
Net income	$14,032	$15,586
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,790	3,873
Deferred income taxes	(87)	6,669
Stock-based compensation expense	2,644	1,853
Accretion expense related to earnout payments	466	191
Gain on marketable securities	(539)	(1,645)
Loss on disposal of property and equipment	14	130
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(41,125)	(24,332)
Accounts payable	(2,069)	(1,137)
Accrued expenses	(182,590)	(325,975)
Deferred revenue	1,951	147
Income taxes recoverable and payable, net	4,723	(3,083)
Retirement and pension plan assets and liabilities	5,453	6,070
Prepaid expenses	(7,991)	(7,135)
Other assets and liabilities, net	(3,096)	(8,243)
Net cash used in operating activities	(203,424)	(337,031)

Cash flows - investing activities
Acquisition of businesses, net of cash acquired	—	(29,907)
Capital expenditures	(6,173)	(3,808)
Purchases of marketable securities and investments	(5,400)	(6,172)
Proceeds from sales of marketable securities and investments	66,285	267,965
Net cash provided by investing activities	54,712	228,078

Cash flows - financing activities
Cash dividends paid	(3,216)	(3,112)
Payment of employee tax withholdings on equity transactions	(2,862)	(4,141)
Acquisition earnout payments	—	(35,946)
Net cash used in financing activities	(6,078)	(43,199)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(4,997)	1,396

Net decrease in cash, cash equivalents and restricted cash	(159,787)	(150,756)
Cash, cash equivalents and restricted cash at beginning of period	412,618	355,489
Cash, cash equivalents and restricted cash at end of period	$252,831	$204,733

Heidrick & Struggles International, Inc.
Reconciliation of Net Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue before reimbursements (net revenue)	$265,197	$239,317

Net income	14,032	15,586
Interest, net	(4,086)	(3,249)
Other, net	(2,571)	(1,809)
Provision for income taxes	8,899	7,243
Operating income	16,274	17,771

Adjustments
Depreciation	2,493	2,004
Intangible amortization	2,297	1,869
Earnout accretion	466	191
Acquisition contingent consideration	1,988	1,659
Deferred compensation plan	2,350	2,133
Total adjustments	9,594	7,856

Adjusted EBITDA	$25,868	$25,627
Adjusted EBITDA margin	9.8%	10.7%

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2024
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$201,481	$37,857	$25,859	$—	$—	$265,197

Operating income (loss)[1]	45,532	(4,849)	(3,842)	(5,715)	(14,852)	16,274

Adjustments
Depreciation	1,241	131	197	754	170	2,493
Intangible amortization	17	1,835	445	—	—	2,297
Earnout accretion	—	406	60	—	—	466
Acquisition contingent compensation	(630)	1,556	1,062	—	—	1,988
Deferred compensation plan	2,259	—	51	36	4	2,350
Total adjustments	2,887	3,928	1,815	790	174	9,594

Adjusted EBITDA	$48,419	$(921)	$(2,027)	$(4,925)	$(14,678)	$25,868
Adjusted EBITDA margin	24.0%	(2.4%)	(7.8%)	(1.9%)	(5.5)%	9.8%

	Three Months Ended March 31, 2023
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$190,487	$31,117	$17,713	$—	$—	$239,317

Operating income (loss)[1]	43,693	(4,364)	(3,116)	(5,528)	(12,914)	17,771

Adjustments
Depreciation	1,343	85	168	248	160	2,004
Intangible amortization	52	1,717	100	—	—	1,869
Earnout accretion	—	191	—	—	—	191
Acquisition contingent compensation	635	1,024	—	—	—	1,659
Deferred compensation plan	2,049	—	53	29	2	2,133
Total adjustments	4,079	3,017	321	277	162	7,856

Adjusted EBITDA	$47,772	$(1,347)	$(2,795)	$(5,251)	$(12,752)	$25,627
Adjusted EBITDA margin	25.1%	(4.3%)	(15.8%)	(2.2%)	(5.3%)	10.7%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with U.S. GAAP for the reconciliation of Adjusted EBITDA in this presentation.